Exhibit 10.1

Radian Group Inc.

Severance Plan

INTRODUCTION

Radian Group Inc. (“Radian”) has established the Radian Group Inc. Severance Plan (the “Plan”), effective May 21, 2025, for the benefit of its Eligible Employees (as defined below). Radian and its affiliates and subsidiaries are collectively referred to as “Radian” or the “Company.” This Plan is designed to give the Company a basis to provide severance pay to certain employees who are terminated from employment. This document is designed to serve as both the Plan document and the summary plan description. The legal rights and obligations of any person having an interest in this Plan are determined solely by the provisions of this Plan, as interpreted by the Plan Administrator (as defined below).

The Company has sole discretion to determine whether an employee may be considered eligible for benefits under this Plan. This Plan does not guarantee any employee the right to receive severance or other benefits or to continue in the employment of the Company. This Plan is unfunded, has no trustee, and is administered by the Plan Administrator. This Plan is intended to be an “employee welfare benefit plan” within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan is also intended to be a “separation pay plan” under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be maintained, interpreted and administered accordingly. This Plan is not intended to be a pension plan under ERISA and will be maintained and administered so as not to be a pension plan.

This Plan supersedes all prior severance pay plans and practices of the Company, whether formal or informal or written or unwritten. However, this Plan does not alter or supersede any written severance or employment agreement between the Company and an individual employee (or former employee). Further, no additional severance pay shall be provided under this Plan to an employee who is expected to receive severance pay under a written severance or employment agreement with the Company or a former employee who has previously received such pay under a written severance or employment agreement with the Company. Any incentive payments to be made at or after termination of employment shall be governed by the terms of the applicable incentive plan, except as specifically provided otherwise herein.

COVERAGE AND ELIGIBILITY

All exempt and nonexempt, full-time and part-time employees of the Company, unless otherwise excluded by the Company or by the terms of this Plan, are eligible to participate in this Plan (“Eligible Employees”). Part-time employees are employees who are not in temporary status and who are regularly scheduled to work less than a full-time schedule. An Eligible Employee will be eligible to receive severance and other benefits under this Plan if the Eligible Employee’s employment is terminated by the Company without Cause, other than in circumstances described below, and the Eligible Employee meets all requirements of this Plan.

Individuals who are not eligible for coverage under this Plan include (i) individuals classified as independent contractors, (ii) individuals who provide services as consultants, (iii) employees classified as temporary by the Company, and (iv) any employees of an entity acquired by the Company, unless otherwise determined by the Company in its sole discretion. If a person described in clause (i) or (ii) is subsequently classified by the Company, the Internal Revenue Service, or a court as an employee, such person, for purposes of this Plan, shall be deemed an employee from the actual (and not the effective) date of such classification, but shall nonetheless be ineligible for coverage under this Plan unless and until the Company determines in its sole discretion that such employees will be eligible to participate in this Plan.

A Company employee also will not be eligible to receive severance and other benefits under this Plan in any of the following circumstances:

1.	The employee is discharged by the Company for Cause.

“Cause” shall mean: (a) indictment for, conviction of, or pleading nolo contendere to, a felony or a crime involving fraud, misrepresentation, or moral turpitude (excluding traffic offenses other than traffic offenses involving the use of alcohol or illegal substances); (b) fraud, dishonesty, theft, or misappropriation of funds in connection with the employee’s duties with the Company; (c) material violation of Radian’s Code of Conduct or employment policies, as in effect from time to time; (d) a breach of any written confidentiality, nonsolicitation or noncompetition covenant with the Company; or (e) gross negligence or willful misconduct in the performance of the employee’s duties with the Company.

2.	The employee’s employment is terminated as a result of a Performance Improvement Plan or corrective action.

3.

Prior to or on the Termination Effective Date (as defined below), the employee dies or experiences a physical or mental condition entitling the employee to long- term benefits under the Company’s long-term disability plan or workers compensation.

4.	The employee’s separation from the Company is voluntary.

5.

The Company eliminates the employee’s position and offers the employee another position with the Company with base cash compensation that is equal to, or not more than 10% less than, the employee’s base cash compensation in effect immediately before elimination of the Eligible Employee’s position.

6.

The employee’s termination of employment is related to a corporate transaction, such as a sale of assets or stock (including the sale of a division or business unit), or an outsourcing arrangement, and the employee is offered employment by a successor or other entity involved in the transaction or outsourcing arrangement.

7.	The employee is eligible to receive severance benefits under any employment agreement, severance agreement or other agreement or arrangement with the Company.

The Company retains sole discretion to make exceptions to an employee’s ineligibility in the foregoing circumstances.

PLAN BENEFITS

Any Eligible Employee who satisfies this Plan’s requirements, including signing and (as applicable) not revoking a general release of all claims in a form provided by the Company (a “Release Agreement”) and complying with all terms and conditions thereof, shall be eligible to receive the severance and other benefits described in this section.

A.	Notice Period

Except as provided herein, the Company will provide Eligible Employees with a minimum advance notice period of employment termination of sixty (60) days (the “Notice Period”). The Notice Period will be a paid notice period during which the employee will receive base cash compensation at the same level as in effect immediately before the Notice Period. During part or all of the Notice Period, the Company may either: (i) require the Eligible Employee to continue actively working, or (ii) place the Eligible Employee on paid administrative leave. In either case, the Eligible Employee will continue to be eligible for Company employee benefits (other than severance pay, which is covered by the terms of this Plan) during the Notice Period subject to the terms of the applicable employee benefit plans. The Notice Period shall run concurrently with any notice period required pursuant to the federal Worker Adjustment and Retraining Notification Act or other applicable law.

Any severance pay under this Plan, shall commence following the last day of employment (the “Termination Effective Date”) for an Eligible Employee.

B.	Severance Pay

Schedule A describes the current severance practice. As further described in Schedule A, total weeks of severance pay will be offset by the number of weeks in the Notice Period, unless otherwise required by applicable law. However, if an Eligible Employee is required to actively work through part or all of the Notice Period, the Company will only offset their weeks of severance pay by the number of weeks for which they do not actively work. Furthermore, should an Eligible Employee receive any statutorily mandated severance pay (including without limitation statutory severance pursuant to the Millville Dallas Airmotive Plant Job Loss Notification Act or any other similar law), the total weeks of severance pay described in Schedule A will be offset by the amount of such statutory severance.

The Company will provide severance as determined in Schedule A between the following minimum and maximum payment amounts to Eligible Employees who meet the applicable Plan requirements for severance:

•	Minimum payment – 2 weeks of severance (not inclusive of the paid Notice Period and/or any statutory severance) (all grades)

•	Maximum payment – 52 weeks of severance (inclusive of the paid Notice Period and any statutory severance) (all grades)

Severance pay offered pursuant to this Plan will be made as a salary continuation benefit commencing within 60 days following the Termination Effective Date, subject to the Eligible Employee’s return of the executed Release Agreement and expiration of any applicable revocation period. Payments will continue on scheduled paydays through the severance period, subject to all taxes and withholdings. The first payment will include any unpaid installments for the period between the Termination Effective Date and the severance commencement date.

As a condition of receiving severance, the Eligible Employee must, among other requirements specified in the Release Agreement, return all Company property as directed by the Company, and the Eligible Employee must comply with all applicable confidentiality, non-competition, non- solicitation, inventions assignment and other covenants with the Company, including ongoing obligations under the Company’s Code of Conduct and Ethics.

C.	Continuation of Health, Dental and/or Vision Benefits

An Eligible Employee may elect continued health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) pursuant to the Company’s health plan in which the Eligible Employee participates as of the Eligible Employee’s Termination Effective Date, subject to the terms of the health plan. The COBRA election will be made pursuant to, and governed by, applicable regulations and eligibility requirements under COBRA. Subject to the terms of the Company’s health plan, Eligible Employees participating in the Company’s health plan may be eligible to select a different offered plan and may be eligible to continue coverage for their spouse and eligible dependents if they participated in the Company’s health plan as of the Eligible Employee’s Termination Effective Date.

The Eligible Employee shall be responsible for paying the monthly premiums for the COBRA health plan coverage as described below. The monthly cost of such coverage shall be the premium determined for purposes of continued coverage under section 4980B(f)(4) of the Code (“COBRA Premium”) in effect from time to time.

If the Eligible Employee receives severance pay under this Plan after meeting the requirements of this Plan (including signing and not revoking a Release Agreement), during the Coverage Period described below or for one (1) month, whichever is greater, the Company will pay the monthly COBRA Premium cost for such continued health coverage, less an amount equal to the premium charge that is paid by the Company’s active employees for such coverage as in effect on the Eligible Employee’s Termination Effective Date. The Eligible Employee shall be responsible for the balance of the COBRA Premium, and the Eligible Employee shall be responsible for any tax imposed on the Company subsidy of COBRA Premium. The “Coverage Period” is the period beginning on the Eligible Employee’s Termination Effective Date and ending on the earlier of (A) the date on which the Eligible Employee first becomes covered by any other “group health plan,” as described in section 4980B(g)(2) of the Code, or (B) the last day of the period of severance. The Company shall pay COBRA Premiums pursuant to this paragraph only for the portion of the Coverage Period during which the Eligible Employee continues COBRA coverage under the Company’s health plan.

Eligible Employees must timely pay amounts owed for COBRA health plan coverage, including timely payments pursuant to any applicable grace period(s). Failure to make timely payments of amounts owed for the COBRA health plan coverage will result in final termination of coverage.

The Eligible Employee will be required to promptly notify the Company’s designated COBRA provider of the Eligible Employee’s coverage under another group health plan upon becoming covered by such alternative health plan. The COBRA health care continuation coverage period under section 4980B of the Code shall run concurrently with the Coverage Period.

D.	Vacation

Accrued but unused Paid Time Off (“PTO”) will be paid to the Eligible Employee as soon as administratively feasible after the Termination Effective Date or at such other time as required by applicable law. PTO will continue to accrue during the Notice Period until the Termination Effective Date.

E.	Incentive Awards

For participants in the Radian Group Inc. Short-Term Incentive (“STI”) Plan for Employees (the “STI Plan”):

If any Eligible Employee (i) has a Termination Effective Date on or between October 1st and December 30th of a year, (ii) receives severance benefits under this Plan subject to meeting the requirements of this Plan (including signing and not revoking a Release Agreement), and (iii) is an eligible participant in the STI Plan for the year in which the Termination Effective Date occurs, then the Eligible Employee will be eligible to receive a non-discretionary severance cash payment in an amount equal to 50% of their target STI that was in place for the year in which the Termination Effective Date occurs. The severance cash payment shall be paid in a single sum within 60 days following the Termination Effective Date, subject to the Eligible Employee’s return of the executed Release Agreement and expiration of any applicable revocation period, and in no event later than March 15 of the year immediately following the year in which the Termination Effective Date occurs.

In all other cases, no non-discretionary severance cash payment will be awarded and paid under this Plan. No other STI amounts will be paid with respect to performance in the year of termination.

If an Eligible Employee’s Termination Effective Date occurs on or after December 31st of a year and prior to payment of any STI for the year, any potential STI amount for the year will be governed by the terms of the STI Plan rather than this Plan and shall be at the Company’s sole discretion.

For participants in other annual incentive compensation plans:

An Eligible Employee will be eligible to receive incentive payments if the Eligible Employee (i) receives severance benefits under this Plan after meeting the requirements of this Plan, (ii) is a participant in a Company annual incentive compensation plan other than the STI Plan, and (iii) is placed on a paid administrative leave Notice Period. In the event all of the foregoing conditions are satisfied, any draw payments associated with the applicable incentive plan will continue during the Notice Period until the Termination Effective Date, subject to potential proration as determined by the Company. To the extent an Eligible Employee actively works during the Notice Period, any incentive payment will be made in accordance with the applicable incentive plan (rather than this Plan), subject to potential proration as determined by the Company.

For participants in the Radian Group Inc. Equity Compensation Plan:

Payment or vesting of incentive awards under the Company’s Equity Compensation Plan will be governed by the specifics detailed in the Equity Compensation Plan and award documents.

For participants in monthly or quarterly incentive compensation plans:

An Eligible Employee will be eligible to receive incentive payments if the Eligible Employee (i) receives severance benefits under this Plan after meeting the requirements of this Plan, (ii) is a participant in a Company incentive compensation plan other than the STI Plan, such as sales incentive plans, commission-based plans, or production incentive plans, under which incentive compensation is paid monthly or quarterly, and (iii) is placed on a paid administrative leave Notice Period. In the event all of the foregoing conditions are satisfied, the Company will continue to pay incentive payments during the Notice Period until the Termination Effective Date. Such incentive payments will be based on an average of the Eligible Employee’s last two full monthly or quarterly performance period payments preceding the commencement of the Notice Period and will be subject to proration as determined by the Company. No payment shall exceed any applicable incentive target set out in the Eligible Employee’s incentive compensation plan letter, or otherwise previously communicated to the Eligible Employee. To the extent an Eligible Employee actively works during the Notice Period, any incentive payment will be made in accordance with the applicable incentive plan (rather than this Plan), subject to potential proration as determined by the Company.

F.	Outplacement Assistance

The Company will offer outplacement assistance to Eligible Employees who receive severance benefits under this Plan using a tiered approach based on the Eligible Employee’s compensation grade or as otherwise determined in the Company’s sole discretion.

G.	Other Benefits

Unless otherwise provided in this Plan, upon termination of employment, an Eligible Employee’s right to receive benefits from, or continue participation in, any of the Company’s employee benefit programs, including a Company retirement benefit plan, spending accounts, and life and disability insurance, shall cease as of the Eligible Employee’s Termination Effective Date.

However: (i) medical, dental, and prescription benefits will continue through the end of the month of the Termination Effective Date, subject to the terms of the applicable employee benefit plan, and (ii) this Plan does not impact vested and accrued benefits under any employee benefit plans or programs of the Company in which the Eligible Employee maintains vested and accrued benefits.

COMPLIANCE WITH CODE SECTION 409A

This Plan is intended to meet the requirements of the short-term deferral exemption and the separation pay exemption, to the extent applicable, under Code section 409A. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of Code section 409A, this Plan will be operated in compliance with the applicable requirements of Code section 409A and its corresponding regulations. Any payment from this

Plan that is subject to the requirements of Code section 409A may only be made in a manner and upon an event permitted by Code section 409A, including the requirement that deferred compensation payable to a “specified employee” of a publicly traded company be postponed for six months after separation from service. Payments upon termination of employment may only be made upon a “separation from service” to the extent required under Code section 409A. Each payment under this Plan shall be treated as a separate payment for purposes of Code section 409A. In no event may an Eligible Employee, directly or indirectly, designate the calendar year of any payment to be made under this Plan, and if a payment that is subject to Section 409A could be made in more than one calendar year, depending on timing of execution of a Release Agreement, payment will be made in the later calendar year. The Company shall have no liability with respect to the tax consequences of this Plan, including any liability with respect to Section 409A taxation.

CLAIMS PROCEDURE

Adverse Benefit Determinations

A terminated Eligible Employee does not need to apply for benefits under this Plan (other than COBRA continuation coverage as described above). However, if the terminated Eligible Employee (or their authorized representative) wishes to file a claim related to benefits that they believe they are entitled to, but are not receiving under this Plan, the claim must be in writing and filed with the Plan Administrator, and must be received by the Plan Administrator within 90 days after the Termination Effective Date, or, if benefits have commenced, within 90 days of any reduction or cessation of benefits. If the Plan Administrator denies a claim in whole or in part, the Plan Administrator will provide notice to the terminated Eligible Employee, in writing, within 90 days after the claim is filed, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension shall be furnished to the terminated Eligible Employee prior to the expiration of the initial 90-day period. The extension shall not exceed a period of 90 days from the end of the initial period of time and the extension notice shall state the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the benefit decision.

Written notice of any denial of a claim shall set forth, in a manner calculated to be understood by the terminated employee:

1)	the specific reason or reasons for the denial;

2)	reference to the specific Plan provisions on which the denial is based;

3)	a description of any additional material or information necessary for the terminated Eligible Employee to perfect the claim and an explanation as to why such information is necessary; and

4)

an explanation of this Plan’s claims procedure and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA following an adverse benefit determination on appeal.

Appeal of Adverse Benefit Determinations

The terminated Eligible Employee or their duly authorized representative shall have an opportunity to appeal a claim denial to the Plan Administrator for a full and fair review. The terminated Eligible Employee or their duly authorized representative may:

1)	request a review upon written notice to the Plan Administrator within 60 days after receipt of a notice of the denial of a claim for benefits;

2)	submit written comments, documents, records, and other information relating to the claim for benefits; and

3)	examine this Plan and obtain, upon request and without charge, copies of all documents, records, and other information relevant to the terminated Eligible Employee’s claim for benefits.

The Plan Administrator’s review shall consider all comments, documents, records, and other information submitted by the terminated Eligible Employee relating to the claim, without regard to whether such information was submitted or considered by the Plan Administrator in the initial benefit determination. A determination on the appeal review by the Plan Administrator will be made not later than 60 days after receipt of a request for review, unless the Plan Administrator determines that an extension of time for processing is required. In the event that the Plan Administrator determines that such an extension is required, written notice of the extension shall be furnished to the terminated Eligible Employee prior to the expiration of the initial 60-day period. The extension shall not exceed a period of 60 days from the end of the initial period and the extension notice shall indicate the special circumstances requiring an extension of time and the date on which the Plan Administrator expects to render the determination on review.

The written determination of the Plan Administrator shall set forth, in a manner calculated to be understood by the terminated Eligible Employee:

1)	the specific reason or reasons for the decision;

2)	reference to the specific Plan provisions on which the decision is based;

3)

the terminated Eligible Employee’s right to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

4)	a statement of the claimant’s right to bring a civil action under section 502(a) of ERISA.

No person may bring an action for any alleged wrongful denial of Plan benefits in a court of law unless the claims procedures set forth above are exhausted and a final determination is made by the Plan Administrator. If the terminated Eligible Employee or other interested person challenges a decision of the Plan Administrator, a review by the court of law will be limited to the facts, evidence and issues presented to the Plan Administrator during the claims procedure set forth above. Facts and evidence that become known to the terminated Eligible Employee or other interested person after having exhausted the claims procedure must be brought to the attention of the Plan Administrator for reconsideration of the claims determination. Issues not raised with the Plan Administrator will be deemed waived.

If the terminated Eligible Employee or other duly authorized person has followed this entire claims procedure and at the end of the process the claim is denied by the Plan Administrator, and if the terminated Eligible Employee or other duly authorized person then wishes to file a legal action concerning the claim for benefits, the terminated Eligible Employee or other duly authorized person must commence the legal action within 180 days after the date of the Plan Administrator’s final decision on the claim (i.e., 180 days after the date of the final denial under this claims procedure).

PLAN ADMINISTRATION

The Plan Administrator is the named fiduciary of this Plan for purposes of ERISA. The authority and duties of the Plan Administrator are described in this section and in such charters or other documents as may be adopted from time to time.

The Plan Administrator will be the sole judge of the application and interpretation of this Plan, and will have the discretionary authority to construe the provisions of this Plan, to resolve disputed issues of fact, and to make determinations regarding eligibility for benefits (other than determinations of eligibility to participate in this Plan, which is reserved to the Chief People and Operating Officer, and other determinations that are specifically reserved to the Chief People and Operating Officer or the Company under this Plan). The Plan Administrator shall correct any defect, reconcile any inconsistency, or supply any omission with respect to this Plan. For the avoidance of doubt, the Plan Administrator shall accept determinations made by the Company as to the reason for a termination that renders an Eligible Employee ineligible for benefits. The decisions of the Plan Administrator in all matters relating to this Plan that are within the scope of their authority (including, but not limited to, eligibility for benefits, Plan interpretations, and disputed issues of fact) will be final and binding on all parties.

In the event of any application or interpretation of this Plan relating to severance benefits for the Plan Administrator, the Chief People and Operating Officer shall serve the role of the Plan Administrator. All determinations by the Chief People and Operating Officer or the Company under this Plan will be final and binding on all persons.

To the extent this Plan identifies more than one Plan Administrator, each Plan Administrator may independently fulfill the duties set forth in this Plan without the need for approval of any other Plan Administrator.

AMENDMENT AND TERMINATION OF THIS PLAN

The Company reserves the right to amend or terminate this Plan at any time and for any reason. Any amendment or termination of this Plan requires a formal written amendment by the Chief People and Operating Officer and Chief Executive Officer. No other amendments or terminations shall be effective.

CONTROLLING LAW

This Plan will be construed and enforced according to the laws of the Commonwealth of Pennsylvania, without regard to any conflict of law provisions, to the extent not superseded by federal law.

ERISA RIGHTS STATEMENT

As a participant in this Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants shall be entitled to:

Receive Information about Your Plan and Benefits

•

Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites and union halls, all documents governing this Plan, including insurance contracts and collective bargaining agreements, and a copy of the latest annual report (Form 5500 Series) filed by this Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

•

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of this Plan, including insurance contracts and collective bargaining agreements, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of this Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from this Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that the Plan fiduciaries misuse this Plan’s money or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about this Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue NW, Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publication hotline of the Employee Benefits Security Administration.

GENERAL INFORMATION

Plan Name:	The Radian Group Inc. Severance Plan

Plan Number:	501

Employer/Plan Sponsor:	Radian Group Inc. 550 East Swedesford Road, Suite 350 Wayne, Pennsylvania, 19087 (215) 231-1000

Employer Identification Number:	23-2691170

Type of Plan:	Welfare benefit – A severance plan subject to ERISA

Plan Administrator:	SVP, Total Rewards SVP, People Solutions

Agent for Service of Legal Process:	CSC Global, 251 Little Falls Drive, Wilmington, Delaware 19808-1674

Sources of Contributions:	This Plan is unfunded, and all benefits are paid from the general assets of the Company.

Type of Administration:	This Plan is administered by the Plan Administrator.

Plan Year:	This Plan’s fiscal records are kept on a fiscal year basis ending December 31.

Schedule A

The table below addresses how Radian calculates weeks of severance pay. Unless an Eligible Employee actively works during the Notice Period, severance pay is reduced by the number of weeks in the Notice Period. However, in all cases, the total weeks of severance pay following the Termination Effective Date is subject to a minimum of 2 weeks. Severance pay is capped at a maximum of 52 total weeks.

If an Eligible Employee actively works through part or all of the Notice Period, their severance pay will only be offset by the number of weeks for which they do not actively work.

Employee Compensation Grade Designation	Weeks of Severance	Additional Weeks of Severance per Years of Service[1]	Total Weeks Paid
Grades 1-10, 11-15, U1- U7, S1-S4 and 200-202	4	1	4 weeks + 1 week per year of service, minus # of weeks in Notice Period

Grades 16-19, U9-U11 and S5-S6	8	1	8 weeks + 1 week per year of service, minus # of weeks in Notice Period

Grades 20-22 and S7-S8	10	1	10 weeks + 1 week per year of service, minus # of weeks in Notice Period

Grades 30-32 and S9-S11 (VP)	12	2	12 weeks + 2 weeks per year of service, minus # of weeks in Notice Period

Grades 33-35 (SVP)	26	2	26 weeks + 2 weeks per year of service, minus # of weeks in Notice Period

Executive Vice President (EVP) and Sr EVP	52	0	52 weeks, minus # of weeks in Notice Period

[1]

Note: In calculating years of service for purposes of this Plan, service will be calculated from the Eligible Employee’s continuous service date with the Company until the Termination Effective Date, and shall be rounded up to the next whole year if the Eligible Employee has completed six months of service in a year as of the Termination Effective Date. For this purpose, an Eligible Employee’s weekly base pay is their weekly rate of wages or salary on the Termination Effective Date, excluding all other pay such as incentive bonuses, other incentive compensation, equity grants, overtime pay, commissions, benefits, or other allowances.